Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-13511, No. 333-136984 and No. 333-184336) on Form S-8 of Universal Stainless & Alloy Products, Inc. of our report dated September 27, 2013 with respect to the statements of financial condition of the Universal Stainless & Alloy Products, Inc. 1996 Employee Stock Purchase Plan as of June 30, 2013 and 2012 and the related statements of income and changes in plan equity for the years ended June 30, 2013, 2012, and 2011, which report appears in the June 30, 2013 Annual Report on the Form 11-K of the Universal Stainless and Alloy Products, Inc. 1996 Employee Stock Purchase Plan.

/s/ Schneider Downs & Co., Inc.

Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
September 27, 2013